UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2015

CF Industries Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32597 (Commission File Number)	20-2697511 (I.R.S. Employer Identification No.)

4 Parkway North, Suite 400 Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 405-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2015, CF Industries Holdings, Inc. (the “Company” or “CF Holdings”), as a guarantor, and its wholly owned subsidiary CF Industries, Inc. (“CF Industries” or the “Borrower”), as borrower, entered into a $1.5 billion senior unsecured Second Amended and Restated Revolving Credit Agreement (the “Amended Credit Agreement”) with the lenders party thereto, Morgan Stanley Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as issuing banks, and Morgan Stanley Senior Funding, Inc., as administrative agent for such lenders, which amended and restated the Company’s previous $1.0 billion senior unsecured Amended and Restated Revolving Credit Agreement, dated as of April 22, 2013, that was scheduled to mature May 1, 2018. The Amended Credit Agreement provides for a revolving credit facility of up to $1.5 billion with a maturity of March 20, 2020.

Borrowings under the Amended Credit Agreement will bear interest at a per annum rate equal to, at the Borrower’s option, the one, two, three or six month (or such other period less than one month or greater than six months as the lenders may agree) LIBOR rate plus a margin of 1.125% to 2.00%, or a base rate plus a margin of 0.125% to 1.00%. The Borrower is required to pay an undrawn commitment fee equal to 0.125% to 0.30% of the undrawn portion of the commitments under the Amended Credit Agreement, as well as customary letter of credit fees. The margin added to LIBOR or to the base rate, as well as the amount of the commitment fee, will depend on the Company’s credit rating at the time.

All obligations under the Amended Credit Agreement are unsecured. Currently, the Company is the only guarantor of the Borrower’s obligations under the Amended Credit Agreement. Certain of the Borrower’s material domestic subsidiaries will be required to become guarantors under the Amended Credit Agreement only if such subsidiaries guarantee other debt for borrowed money (subject to certain exceptions) of the Borrower and/or the Company in an aggregate principal amount in excess of $450 million. Currently, no such subsidiary guarantees debt for borrowed money of the Borrower and/or the Company in an aggregate principal amount in excess of $450 million.

The Amended Credit Agreement contains customary representations and warranties, events of default and covenants for a transaction of this type, including two financial maintenance covenants: (i) a minimum interest coverage ratio, as defined in the Amended Credit Agreement, that must be maintained at a level of not less than 2.75 to 1.00 and (ii) a maximum total leverage ratio, as defined in the Amended Credit Agreement, that must be maintained at a level of not greater than 3.75 to 1.00. Certain subsidiaries of the Company are excluded from the restrictions contained in certain of the covenants under the Amended Credit Agreement.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the full text of the Amended Credit Agreement, which is attached hereto as Exhibit 10.1, and which is incorporated herein by reference.

Morgan Stanley Senior Funding, Inc., which is the administrative agent under the Amended Credit Agreement, Morgan Stanley Bank, N.A., which is a letter of credit issuing bank under the Amended Credit Agreement, Morgan Stanley MUFG Loan Partners, LLC, which served as joint lead arranger and bookrunner under the Amended Credit Agreement and is an affiliate of Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., which is a letter of credit issuing bank and served as syndication agent under the Amended Credit Agreement, certain of the other lenders under the Amended Credit Agreement, and certain of their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee, hedging or other services for the Company, the Borrower and subsidiaries and affiliates of the Company and the Borrower, for which they have received or will receive fees and reimbursement of expenses.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Second Amended and Restated Revolving Credit Agreement, dated as of March 20, 2015, among CF Industries Holdings, Inc., CF Industries, Inc., the lenders party thereto, Morgan Stanley Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Banks, and Morgan Stanley Senior Funding, Inc., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2015	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Senior Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1

Second Amended and Restated Revolving Credit Agreement, dated as of March 20, 2015, among CF Industries Holdings, Inc., CF Industries, Inc., the lenders party thereto, Morgan Stanley Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Banks, and Morgan Stanley Senior Funding, Inc., as Administrative Agent